Exhibit 99.1
VOTING AGREEMENT

           This Voting Agreement, dated as of an effective as of March __, 2009 (this "Agreement"), is among Benjamin P. Cowart, an individual (“Cowart”), and _____________, a  _____________ (“Shareholder”).

RECITALS:

A.
On May 19, 2008, World Waste Technologies, Inc., a California corporation (“WWT”), on the one hand, and Vertex Holdings, L.P. (formerly Vertex Energy, L.P.), Vertex Nevada, Inc., a Nevada corporation (“Vertex Nevada”), Vertex Merger Sub, LLC, a California limited liability company and wholly owned subsidiary of Vertex Nevada (“Merger Sub”), and Benjamin P. Cowart, as agent (“Agent”) of all of the shareholders of Vertex Nevada (the “Vertex Shareholders”), entered into an Amended and Restated Agreement and Plan of Merger (as amended from time to time, the “Plan of Merger”).

B.	On the Effective Date of the Merger (as defined therein), WWT will merge with and into Merger Sub, and the shareholders of WWT will be issued securities in Vertex Nevada (the “Merger”).

C.	Shareholder will own ___________ shares of Vertex Nevada’s common stock following the Effective Date of the Merger (the “Interest”).

D.
Shareholder has previously entered into a Lock-Up Agreement with Vertex Nevada (the “Lock-Up”), which Lock-Up puts certain restrictions on Shareholders ability to sell and/or transfer the Interest (as described in such Lock-Up).

E.
Shareholder desires to provide Cowart a voting proxy to vote the Interest at any meeting of Vertex Nevada, pursuant to any consent to action without meeting of Vertex Nevada, and/or any other event which may require or may allow for the vote of the Interest on the terms and conditions set forth below.

NOW, THEREFORE, for $10 and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. 1.      The Interest.  Any interest or other voting securities, or the voting rights relating thereto, of Vertex Nevada that may be owned, held or subsequently acquired in any manner, legally or beneficially, directly or indirectly, of record or otherwise, by Shareholder, other than the Interest, at any time during the term of this Agreement as a result of the ownership of the Interest whether issued incident to any split, dividend, conversion of the Interest into shares of common stock of Vertex Nevada, increase in capitalization, recapitalization, merger, consolidation, reorganization, or other transaction, shall be included within the term "Interest" as used herein and shall be subject to the terms of this Agreement.

2.           Due Authority. Shareholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by or on behalf of the Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against it in accordance with its terms.

3.           No Conflict; Consents.

a.
The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, require any consent, approval, authorization or permit of, filing with, or notification to, any government or regulatory authority by the Shareholder.

b.	No other person or entity has, or will have during the Term (as defined below), any right, directly or indirectly, to vote or control or affect the voting of the Interest.

4.           Title to Interest. The Shareholder, will be, following the Effective Date of the Merger, (a) the record owner of the Interest free and clear of any proxy or voting restriction other than pursuant to this Agreement and (b) will have during the Term, sole voting power with respect to the Interest.

5.           Covenants of Shareholder.  Shareholder hereby covenants and agrees as follows:

a.
Transfer of Interest. During the Term (as defined below) Shareholder shall not, and shall not permit anyone else to, (i) sell, transfer, encumber, pledge, assign or otherwise dispose of any of the Interest except as provided in and specifically authorized by the Lock-Up, (ii) deposit the Interest into a voting trust or enter into a voting agreement or arrangement with respect to the Interest or grant any proxy or power of attorney with respect thereto, or (iii) enter into any contract, option or other legally binding undertaking providing for any transaction provided in (i) or (ii) hereof, except as provided in and authorized by the Lock-Up or unless the proposed transferee or pledgee shall have entered into a written agreement with Cowart, containing terms and conditions satisfactory to Cowart, in which such transferee or pledgee shall agree to be bound by all the terms and conditions of this Agreement. The above shall not be construed to restrict the conversion or resale of the Interest beyond those terms and conditions set forth in the Lock-Up.

b.
Proxy. Shareholder, by this Agreement, hereby constitutes and appoints Cowart, with full power of substitution, during and for the Term, as Shareholder’s true and lawful attorney and irrevocable proxy, for and in Shareholder’s name, place and stead, to vote the Interest owned by Shareholder as Shareholder's proxy as to the election or removal of four (4) of the five (5) Directors of Vertex Nevada, which Directors are to be appointed (or removed) by the entire voting stock of the Company voting as a whole (the “Appointment of Directors”)(which voting right shall be separate from the voting right the Series A Convertible Preferred Stock of Vertex Nevada has to appoint one (1) of the five (5) Directors), and in all proceedings in which the vote or written consent of shareholders may be required or authorized by law during the Term for the Appointment of Directors. The Shareholder intends the foregoing proxy to be, and it shall be, irrevocable and coupled with an interest during the Term.  All action to be taken on any question shall be determined by Cowart, in his sole discretion.

c.
Term. For the purposes of this Agreement, "Term" means the period from the Effective Date of the Merger (as such term is defined in the Plan of Merger) until the third anniversary of such Effective Date.

d.
Agreements. Shareholder agrees that it will not enter into any agreement or understanding with any person or entity or take any action during the Term which will permit any person or entity to vote or give instructions to vote the Interest in any manner inconsistent with the terms of this Section. Shareholder further agrees to take such further action and execute and deliver, and cause others to execute and deliver such other instruments as may be necessary to effectuate the intent of this Agreement, including without limitation, proxies and other documents permitting Cowart to vote the Interest or to direct the record owners thereof to vote the Interest in accordance with this Agreement. Without limiting the foregoing, Shareholder shall deliver to Cowart a duly executed Voting Proxy in the form attached hereto as Exhibit A simultaneously with the execution hereof.

6.           Reservation of Rights.  All other rights and privileges of ownership of the Interest shall be reserved to and retained by Shareholder.

7.           Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

8.           Waiver.  The waiver by either party to this Agreement of a breach or violation or any provision hereof shall not operate as or be construed to be a waiver of any subsequent breach hereof.

9.           Governing Law.  This Agreement shall be interpreted in accordance with the laws of the State of Texas.  In the event of a dispute concerning this Agreement, the parties agree that venue lies in a court of competent jurisdiction in Harris County, Texas.

10.         Headings; Gender.  The paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.  All references in this Agreement as to gender shall be interpreted in the applicable gender of the parties.

11.         Severability.  In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.         Amendment.  No modification, amendment, addition to, or termination of this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and singed by all the parties hereto.

13.         Entire Agreement.  This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understanding or written or oral agreements between the parties respecting the subject matter hereof.

14.         Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed or scanned and emailed to another Party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth below.

(“Shareholder”)

_____________________

(“Cowart”)

Benjamin P. Cowart

__________________________
Benjamin P. Cowart

EXHIBIT A
VOTING PROXY

The undersigned holder of ___________________ shares of common stock (the “Interest”) of Vertex Energy, Inc. (the "Company"), following the effective date of a pending Merger (as described in greater detail in the Voting Agreement, to which this Voting Proxy is attached as Exhibit A), hereby appoint Mr. Benjamin P. Cowart as proxy (the "Proxy"), with full power of substitution, for and in the name of the undersigned, to vote the Interest, as its proxy, in all proceedings in which the vote or written consent of shareholders may be required or authorized by law for the appointment or removal of Directors of the Company as if the undersigned were present and voting such Interest, on any matters to come before the Company, in his sole discretion as to the election (or removal) of four (4) of the five (5) Directors of the Company to be appointed by the entire voting stock of the Company voting as a whole (which shall be separate from the right provided to the Company’s Series A Convertible Preferred Stock to elect one (1) of the five (5) Directors of the Company). The undersigned hereby affirm that this Proxy is coupled with an interest and ratify and confirm all that the Proxy may lawfully do or cause to be done by virtue hereof.  This Voting Proxy shall be in effect until the third anniversary of the Effective Date as such term is defined in the Plan of Merger (as defined in the Voting Agreement).

Executed this __________ day of March, 2009.

_____________________

Witness:

________________________

Printed Name:_______________________